EXHIBIT 16.1

July 31, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Gold Lakes Corp. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated July 31,2017 (the “Current Report”) and agree with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group LLP.

/s/ ZBS Group LLP

Plainview, New York

255 Executive Drive, Suite 400 Plainview, New York 11803

Tel: (516) 394-3344 Fax: (516) 342 6273

www.zbscpas.com